Exhibit 10.9

615 Arapeen Drive
Suite 302
Salt Lake City, UT 84108
Tel: (801) 583-5100
Fax: (801) 583-8635

December 17, 2004

Cameron Rouns	AMEDICA CORPORATION

Dear Cameron:

Amedica is pleased to offer you the position of Vice President—Sales & Marketing at a salary of $5,833.33 per average semi monthly pay period which equates to $140,000 per year. This position is exempt. We anticipate your employment to begin on January 4, 2005, which will be your hire date.

Upon your hire date, you will be nominated to receive an incentive stock option award for 70,000 shares of Amedica’s common stock, subject to a 4-year vesting schedule, 10-year option life and approval by Amedica’s Board of Directors. We feel that these stock options are a valuable part of your total compensation package.

As part of this offer, you will be eligible for Amedica’s complete benefits program, including medical, dental, life and long term disability insurances and our 401(k) retirement plan. Also included are Amedica’s 10 paid holidays, 5 days of personal/sick leave and 10 days of vacation per year. When you report to work, you will be provided with more detailed information regarding our complete policies and benefits programs.

Your employment at Amedica assumes an obligation to maintain confidentiality of Amedica’s business information and that of its clients, partners and suppliers. By safeguarding such confidential information, Amedica earns the respect and further trust of our clients, suppliers and partners. Thus, as a condition of your employment, you will be required to sign a standard confidentiality agreement.

Amedica is committed to maintaining its leading technology position in the orthopedic implant field and to the commercialization of revolutionary orthopedic implant products for treatment of joint diseases. Our success depends upon bright, dedicated staff such as yourself. If you are in agreement with the terms of this letter, please sign below and return one original to our offices.

Sincerely,

/s/ Eugene B. Jones
Eugene B. Jones
Vice President Finance & CFO

Agreed to and Accepted by:

/s/ Cameron Rouns
Cameron Rouns

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